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                                                            Exhibit 4.02


                                 CONSULTING AGREEMENT


This agreement is made as of November 25, 1996 by and between Java Group, Inc., a Delaware Corporation (the "Company") and Sandra Doel, an individual (the "Consultant").


                                      RECITALS:

A. The Company is a Public company which desires to expose its business plan to the investment community and to build the value of the Company for the benefit of its shareholders; and


B. The Consultant is a financial advisor involved in a variety of businesses, with particular emphasis in Financial Public Relations and publishing for Public companies; and

C. The Company recognizes the experience and knowledge of the Consultant in matters relating to Financial Public Relations and publishing; and

D. The Company further recognizes that it is in the best interests of the Company to engage the consulting services of the Consultant; and

E. The Company desires to retain the valuable services and counsel of the Consultant, and the Consultant desires to render such services to the Company upon the terms set forth in this Agreement.


     Now, Therefore, in consideration of the mutual promises and covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. RECITALS: The Recitals to this agreement are hereby incorporated into this agreement as though full restated herein.

2. ENGAGEMENT: The Company hereby engages the Consultant, and the Consultant accepts engagement by the Company, upon the terms and conditions set for in this Agreement.

3. TERM: the term of this Agreement shall begin on the date hereof and shall continue until November 25, 1997.

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4.   CONSULTING SERVICES COMPENSATION:  The Company shall pay to the Consultant for services under this Agreement, Two Hundred Thousand (200,000) Common shares to Java Group, Inc., which shares shall be immediately registered under a S-8 short form Registration Statement with the Securities and Exchange Commission, by the Company, at the Company's expense.

5. DUTIES: From time to time, as reasonably requested by the Company, the Consultant shall provide financial public relations advice and services to the Company.

6. NATURE OF ENGAGEMENT: The Consultant is being engaged by the Company as an independent contractor. Nothing in this Agreement shall be construed so as to create an employer-employee relationship between the parties.

7. EXPENSES: Upon receipt of requests from the Consultant for reimbursement, the Company shall reimburse the Consultant for all reasonable and necessary expenses the Consultant incurs, prior to and after the date of this Agreement in performing his duties in connection with this Agreement. The Consultant shall be required to receive authorization from the Company prior to incurring any such expenses in excess of $1,000.

8. NOTICES: Any notice, report or demand required, permitted or desired under this Agreement shall be sufficient if in writing and delivered by certified mail, return receipt requested, Federal Express (or similar courier), telegram or receipted hand delivery, at the following addresses (or such other addresses designated by proper notice):

     To the Company:     Java Group Inc.
                         #404 - 999 Canada Place
                         Vancouver, B.C.  V6C 3E2



     To the Consultant:  Sandra Doel
                         12701 Barkley Street
                         Overland Park, KS  66209

Any notice otherwise delivered shall be deemed given when actually received by recipient.

9.   MISCELLANEOUS:

     A) Governing Law: This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of Delaware.

     B) Waiver: The waiver by any party hereto of a breach of any provision of this agreement shall not operate as a waiver of any other breach of any provision of this Agreement by any party.

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     C)   Entire Agreement:  This instrument contains the entire agreement of the parties concerning engagement and may not be changed or modified except by written agreement duly executed by the parties hereto.

     D) Successors and Assigns: This Agreement shall insure to the benefit of and be binding upon the parties hereto and their respective successors, heirs, personal representatives and assigns.

     E) Day(s): Reference in this Agreement to "day" or "days" refers to calendar days, but if a referenced date falls on a Saturday, Sunday or federal holiday, it will be deemed to fall on the next calendar day that is not a Saturday, Sunday or federal holiday.

     F) Confidentiality: Except as may otherwise by required by law, the provisions of this Agreement shall remain strictly confidential. To the extent permitted by law, the Board of Directors of the Company shall ensure that no person other than members of the Board of Directors of the Company and appropriate officers of the Company, their legal counsel or accountants, are made aware of the terms of this Agreement. In addition, neither the Company nor the Consultant shall, either directly or indirectly through their respective officers, directors, employees, shareholders, partners, joint ventures, agents, consultants, contractor, affiliates or any other person, disclose, communicate, disseminate or otherwise breach the confidentiality of all or any provision of this Agreement, without the expressed written consent of both parties to this Agreement.

     G) Specific Performance: Strict compliance shall be required with each and every provision of this Agreement. The parties hereto agree that breach of this Agreement shall result in irreparable damage, and that specific performance of these obligations may be obtained.

     H) Additional Documents: The Company agrees to execute such other documents and agreements to effect the purpose of this Agreement, as the Consultant may request from time to time.

     I) Assignment: The obligations of the parties under this Agreement shall not be assigned without the written consent of the parties. Notwithstanding any provision of this Agreement to the contrary, however, the Consultant shall be entitled to provide that any funds payable or stock issuable to them



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          pursuant to this Agreement shall instead be paid or issued to another person.

     J) Counterparts: This Agreement may be executed in counterparts, all the counterparts will be considered as part of one agreement binding on all parties to this Agreement.

     K) Facsimile Signature: The parties may execute this Agreement by facsimile, which signature(s) shall be deemed an original and binding upon such party.

     L) Severability: If any term, provision or condition of this Agreement or the application thereof to any party or circumstance shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, provision or condition to the parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, condition and provision of their Agreement shall be valid and enforceable to the fullest extent of the law.

     M) Dispute Procedures: Any dispute, controversy or claims arising out of, or in connection with this Agreement shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association then in effect. The arbitration shall be conducted on an expedient basis by an independent arbitrator selected by the American Arbitration Association. The arbitration shall be subject to, and the arbitrator shall have the powers and rights afforded by, the rules of the American Arbitration Association. The decision of such arbitrator, including any award of attorney's fees and costs, may be entered into any court with jurisdiction.

     N) Board of Directors: Except as expressly provided otherwise in this Agreement, reference to actions, determinations or similar occurrences by the Company shall mean the action, decision or determination of its Board of Directors.

     O) Authority: The Company hereby represents and warrants that the person executing this Agreement on its behalf is duly authorized to do so that the execution of this Agreement has been duly approved by the Board of Directors of the Company, and that this Agreement is binding upon the Company. The Company hereby agrees to provide such documentation evidencing such authorization and approval as the Consultant may reasonably request including, without

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          limitation, written consents of the Board of Directors of the Company.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


Java Group, Inc.



By:   /s/ Robert Gillingham

     ----------------------
     Robert Gillingham, Java Group, Inc.


      /s/ Sandra Doel
     ----------------
     Sandra Doel, an Individual


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